                                                                    Exhibit 10.5


                                 EMPLOYMENT CONTRACT

         EMPLOYMENT CONTRACT, dated as of July 25, 1997 among Donna Karan International Inc., a Delaware corporation with offices at 550 Seventh Avenue, New York, New York 10018 (the "Company"), The Donna Karan Company, a New York partnership with offices at 550 Seventh Avenue, New York, New York 10018 ("DKCo."), and John D. Idol residing at 225 Elderfields Road, Manhasset, New York 11030 ("Executive"). The Company, DKCo. (to the extent expressly set forth herein), and Executive agree as follows:

         1. TERM. The Company agrees to employ Executive, and Executive agrees to serve, on the terms and conditions of this Agreement, for a period commencing as of August 11, 1997 and ending on June 30, 2002, unless earlier terminated pursuant to the terms hereof; provided, however, that this Agreement will automatically renew for an indefinite term (the "Renewal Term") unless and until either party gives the other 12 months' written notice of termination at any time to be effective on June 30, 2002 or any time thereafter or this Agreement is otherwise terminated as provided for herein. The period during which Executive is employed hereunder (including the Renewal Term) is hereinafter referred to as the "Employment Period." During the Renewal Term, Executive shall have the same duties and responsibilities as described hereunder, and receive the same base salary, bonus, and benefits set forth in
Section 3 hereof as in effect on the last day of the preceding period.

         2.   DUTIES AND SERVICES.

              (a) During the Employment Period, Executive shall be employed as Chief Executive Officer of the Company and if the individual serving on the date hereof as President and Chief Operating Officer of the Company shall cease to hold either such position,

Executive shall also be employed in such capacity or capacities, and shall perform all duties and services consistent with such positions, when and as requested by the Board of Directors of the Company (the "Board"), for the Company and for each of the affiliated companies or partnerships set forth on Schedule A attached hereto and such other affiliated companies or partnerships or successors to any thereof, in whole or in part, which may be designated by the Board (such affiliated companies, partnerships, and successors, together with the Company, shall be referred to herein as the "DK Companies"). Except as set forth in the remainder of this paragraph, the Executive shall (subject to the direction of the Board) have executive authority over all aspects of the business and affairs of the Company and all of the DK Companies.
Notwithstanding the foregoing, so long as (but only for so long as) Ms. Donna Karan shall serve in the position of either Chief Designer or Chairman of the Board of the Company, Executive shall not have authority over, and shall not be responsible for, creative and artistic matters, including, but not limited to, control over the creative and artistic aspects of design, advertising, marketing, and exploitation of all items and programs produced by the DK Companies. Notwithstanding anything to the contrary in the preceding portions of this Section, so long as (but only for so long as) Ms. Donna Karan shall serve in the position of either Chief Designer or Chairman of the Board, Ms. Karan shall have control over the creative and artistic aspects of the DK Companies as described in the preceding sentence, which responsibilities including hiring and firing of creative personnel shall be carried out in accordance with the DK Companies' strategic plan and annual plan described herein; and the budget relating to such creative and artistic aspects of the DK Companies as set forth in the Company's annual plan shall be prepared and presented to the Board for its approval by Executive after collaboration with Ms. Karan

(provided Ms. Karan shall serve in the position of either Chief Designer or Chairman of the Board). Executive shall have equal authority and responsibility with Ms. Karan (provided Ms. Karan shall serve in the position of either the Chief Designer or Chairman of the Board) with respect to the development of the annual design budgets, creative budgets and the Company's strategic plans (including licensing strategies consistent with the Company's License Agreement dated July 3, 1996 with Gabrielle Studio, Inc.) for presentation to the Board for its approval, public relations policies, and hiring and firing of key executive officers of the Company. Executive shall perform his duties and services hereunder, within his expertise and experience, as may be assigned to him by, and subject to the direction of, the Board.

              (b) Executive shall prepare and propose, for approval of the Board, an annual financial and operating plan ("annual plan") at the time and in the detail prescribed by the Board, which annual plan shall be prepared in conformity with the Board-approved overall strategic plan of the Company. Each annual plan shall include financial, operating and licensing plans with respect to the DK Companies' business relating to each DK Company and each division and subsidiary thereof. Upon the Board's written approval of any annual plan, Executive shall have the authority and responsibility for implementing such annual plan, and such annual plan may be changed only by the Board.

              (c)  Executive agrees to his employment as described in this
Section 2 and shall devote all of his normal working time and efforts to the performance of his duties under this Agreement, excepting disabilities, illness, and vacation time; provided, however, that Executive may devote reasonable amounts of time to serving as a director or a member of charitable, religious, educational, or business organizations, as long as, in the opinion of the

Board, such services do not result in a conflict of interest with the interests of the DK Companies and the services do not interfere with the performance of Executive's services hereunder. Executive shall travel on behalf of the Company as the needs of the business require.

              (d) All executives of the Company and each DK Company, other than the Chief Designer (so long as Ms. Donna Karan occupies such position), Chairman of the Board and the present Vice Chairman of the Board, shall report to Executive. If the Company acquires or forms a new company, the reporting structure for executives of such new company shall be as set forth in the preceding sentence.

              (e) During the Employment Period, the Company shall nominate Executive for election to the Board and shall use its best efforts to cause Executive to be elected as a member of the Board.

         3.   COMPENSATION AND OTHER BENEFITS.

              (a) BASE SALARY. As compensation for his services hereunder, the Company and DKCo. jointly and severally, agree to pay Executive, during the Employment Period, commencing with the 1997 fiscal year (I.E., the year ending December 28, 1997), a base salary (the "Base Salary") for the periods indicated, payable in equal installments on the regular payroll dates of the Company, as follows: $345,206 for the period from August 11, 1997 through December 28, 1997; $900,000 for the 1998 and 1999 fiscal years; $950,000 for the 2000 and
2001 fiscal years; $475,000 for the period from the beginning of the 2002 fiscal year through June 30, 2002 if this Agreement is not renewed as set forth in
Section 1 hereof; and $950,000 for each fiscal year thereafter (except as modified by the Board pursuant to this Agreement).

         Notwithstanding the foregoing, Executive's Base Salary shall be subject to review by the Board and may be increased (but not decreased) at any time, in which event Base Salary for any subsequent year shall be not less than the increased Base Salary, and, provided further, that, in the event Executive remains employed during the Renewal Term, the Board shall review and set his Base Salary every year of such Renewal Term (provided that such Base Salary may not be less than $950,000 in any year during such Renewal Term).

         (b) PERFORMANCE BONUS. Subject to Section 10 hereunder and in accordance with, and subject to, the provisions of this Section 3(b), Executive shall be entitled to receive, commencing with the 1998 fiscal year, a performance bonus (the "Performance Bonus") based on satisfying the criteria, and in the amounts, set forth in the Performance Bonus Award established by the Incentive Compensation Sub-Committee of the Board (the "Committee") (and signed by the parties for identification purposes) for each fiscal year which ends during the Employment Period (or a partial fiscal year in the case of death or a Disability termination). For purposes of this Section 3, "fiscal year" shall mean the current fiscal year period even if the Company changes its fiscal year. The Performance Bonus, if any, for each fiscal year, except as otherwise provided herein in the case of death or a Disability termination, shall be paid in cash after the close of each fiscal year at the same time and in the same manner as bonuses are paid to other executives of the Company, but only after the Committee has certified achievement of the applicable criteria in writing and any necessary stockholder approval has been obtained. The calculation of the amounts to be received by Executive pursuant to the Performance Bonus Award shall be determined from the Company's books and records as audited by the Company's principal auditing firm. In no event shall the amount of the Performance Bonus for any fiscal year exceed $750,000. Notwithstanding anything else herein, the Performance Bonus shall be subject to the terms of the Performance Bonus Award, which by its terms includes the provisions delineated in this Section 3(b) and elsewhere in this Agreement with regard to the Performance Bonus (all of which have been approved as part of the Award by the Committee). The Company agrees to submit to the stockholders the Performance Bonus for approval at the annual stockholders meeting in 1998. The Performance Bonus Award shall be subject to stockholder approval at such time or times as required by Section 162(m) of the Code. It is agreed that the Committee may revise the Performance Bonus Award document setting forth the provisions of such Performance Bonus to include the provisions of the Performance Bonus set forth herein and made part of the Award, as well as any other provision required for compliance with the performance-based compensation exemption from Section 162(m) of the Code and administrative provisions (but not change the current substance of the Performance Bonus Award).

         (c) INCENTIVE BONUS. Subject to Section 10 hereunder and in accordance with, and subject to, the provisions of this Section 3(c), in addition to any other compensation to be received pursuant to this Agreement, Executive shall be entitled to receive, commencing with the 1998 fiscal year, an incentive bonus (the "Incentive Bonus") based on satisfying the criteria, and in the amounts set forth in the Incentive Bonus Award established by the Committee (and signed by the parties for identification purposes) for each fiscal year ending during the Employment Period as specifically provided in this Agreement and for the fiscal year in which the Employment Period ends The Incentive Bonus, if any, for any fiscal year shall be paid in cash after the close of each fiscal year, at the same time and in the same manner as bonuses are paid to other executives of the Company, but only after the Committee has certified achievement of the applicable criteria in writing and any necessary stockholder approval has been obtained. The calculation of the amounts to be received by Executive pursuant to the Incentive Bonus Award shall be determined from the Company's books and records as audited by the Company's principal auditing firm. In no event shall the amount of the Incentive Bonus for any full fiscal year (prorated for any partial fiscal year) exceed $2 million. Notwithstanding anything else herein, the Incentive Bonus plan shall be subject to the terms of the Incentive Bonus Award, which by its terms includes the provisions delineated in this Section 3(c) and elsewhere in this Agreement (all of which have been approved as part of the Award by the Committee). The Company agrees to submit to the stockholders the Incentive Bonus Award for approval at the annual stockholders' meeting in 1998. The Incentive Bonus Award shall be subject to stockholder approval at such time or times as required by Section 162(m) of the Code. It is agreed that the Committee may revise the Incentive Bonus Award document setting forth the provisions of such Incentive Bonus to include the provisions of the Incentive Bonus set forth herein and made part of the Award, as well as with any other provision required for compliance with the performance-based compensation exemption from Section 162(m) of the Code and administrative provisions (but not change the current substance of the Incentive Bonus Award).

         (d) DEFERRED COMPENSATION. In addition to any other compensation to be received pursuant to this Agreement, Executive shall be entitled to receive from the Company and DKCo., jointly and severally, $750,000 plus accrued interest at the annual rate of 8% compounded monthly, payable in a single lump sum in cash within thirty (30) days of the earliest to occur of (A) the third anniversary of this Agreement, (B) termination of Executive's employment for any reason, including termination for Disability (as defined in Section 10(a)(i)), or (C) a Change of Control (as defined in Section 11(b)).

         (e) SPECIAL BONUS. In addition to any other compensation to be received pursuant to this Agreement, Executive shall be entitled to receive from the Company and DKCo., jointly and severally, $535,000 as a special bonus payable in a lump sum in cash no later than December 28, 1997.

         (f) PARTICIPATION IN BENEFIT PLANS AND OTHER BENEFITS. During the Employment Period, Executive shall be entitled to participate (subject to any waiting periods) in all group health and insurance programs, and all other benefits, fringe benefits, and perquisites available generally to senior executives of the Company, which plans, benefits, fringe benefits, and perquisites in existence on the date hereof are set forth on Schedule B attached hereto.

         (g) OPTIONS. The Company hereby undertakes to recommend to the Committee at the applicable time that Executive be granted (i) options (the "Options") as follows: (A) Options to purchase 200,000 shares of common stock of the Company (as presently constituted) upon commencement of Executive's employment hereunder or as soon thereafter as practicable; (B) on or about August 1, 1998, Options to purchase 100,000 shares of common stock of the Company (as presently constituted) irrespective of profitability; and (C) on or about April 1, 1999, 2000 and 2001, Options to purchase 100,000 shares of common stock of the Company (as presently constituted), provided that the Company has any income before income taxes and as adjusted for extraordinary items occurring in the prior fiscal year, calculated by the

Company's principal auditing firm in accordance with then-applicable generally accepted accounting principles as consistently applied by the Company, and whose determination shall be binding on the parties hereto, and further provided that the Company shall have the discretion to recommend to the Committee the grant, and the Committee shall have discretion to grant, whether or not recommended, such Options even if the Company has no such income before income taxes and extraordinary items; and (ii) special options (the "Special Options") to purchase 200,000 shares of Common Stock of the Company (as presently constituted) upon commencement of Executive's employment hereunder or as soon thereafter as practicable. For purposes of this Agreement "extraordinary items" shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board. The Options shall be incentive stock options (within the meaning of Section 422 of the Code), to the maximum extent possible, subject to qualification of such Options or any portion thereof for treatment as incentive stock options under Section 422 of the Code. The Options shall each vest at the rate of 25% per year commencing on the first anniversary of the date of grant provided the Executive is employed by DK Companies on the vesting date, provide for accelerated vesting as set forth elsewhere in this Agreement have an exercise price equal to the fair market value (as determined under the Company's 1996 Stock Incentive Plan (the "Plan")) of the common stock of the Company on the date of grant and have a ten (10) year term (subject to earlier termination upon ceasing of the Executive to be an employee of the DK Companies based on the "default" provisions in the Plan.) The Special Opt ions shall vest five years from the date of grant; provided Executive is then employed by any of the DK Companies and further provided, such vesting shall accelerate as follows:
(i) if for any fiscal year income before income taxes and extraordinary items (using the same definition as in the Performance Bonus Award) ("IBT") is at least $30 million, one third of the Special Options less the amount previously vested, shall vest; (ii) if for any fiscal year IBT is at least $50 million, two thirds of the Special Options, less the amount previously vested, shall vest, and (iii) if for any fiscal year IBT is at least $75 million, all of the Special Options shall vest but only in each case if Executive is employed by any of the DK Companies on the last day of the fiscal year. The exercise price of the Special Options shall be equal to the fair market value (as determined under the Plan) on the date of grant. The special Options shall have a ten (10) year term, subject to earlier termination upon ceasing of Executive to be an employee of the DK Companies based on the "default provisions" in the Plan.

         (h) RESTRICTED STOCK. The Company hereby undertakes to recommend to the Committee that Executive be granted 150,000 shares of restricted common stock under the Plan (the "Restricted Stock") upon commencement of Executive's employment hereunder or as soon thereafter as practicable. The Restricted Stock shall vest as follows; provided the Executive is then employed by any of the DK
Companies: 20% upon the price per share of the common stock attaining $16; $20% upon the price per share of the common stock attaining, $18; 20% upon the price per share of the common stock attaining $20; 20% upon the price per share of the Common Stock attaining $22; and 20% upon the price per share of the common stock attaining $24; and shall vest in any case at the end of five (5) years from the date of grant. The recommended grant shall provide that upon the termination of employment of the Executive from the DK Companies, any unvested restricted stock shall be forfeited, except as specifically provided elsewhere herein. The measurement of "attaining" shall be on the same basis as the restricted stock grants being made on or about the date hereof.

         4. EXPENSES. Executive shall be entitled to reimbursement for all reasonable travel and other out-of-pocket expenses incurred in the performance of his duties hereunder ("Reimbursable Expenses"), upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company as approved by the Board. Notwithstanding the foregoing, after notice of termination by the Company or Executive pursuant to Section 10, Executive shall be entitled to reimbursement for material Reimbursable Expenses incurred by Executive after the date of such notice of termination, only if such expenses are approved in advance by the Board, or any member thereof, excluding Executive.

         5. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. Executive represents and warrants to the Company that Executive has provided to the Company all material employment, compensation, non-compete, restrictive and similar agreements or arrangements to which he was subject prior to execution of this Agreement or which may continue in force or may restrict his activities or employment in any manner subsequent to the execution of this Agreement.

         6.   NON-COMPETITION.

              (a) In view of the unique and valuable services it is expected Executive will render to the DK Companies and their affiliates, Executive's knowledge of the customers, trade secrets, and other proprietary information relating to the business of the DK Companies and their affiliates and their customers, suppliers, and licensees and similar knowledge regarding the DK Companies and their affiliates which Executive has obtained and will continue to obtain during his employment, and in consideration of the compensation to be received hereunder, Executive agrees (i) that he will not during the Employment Period Participate In (as herein defined) any other business or organization, whether or not such business or organization now is or shall then be competing with or of a nature similar to the business of such DK Companies, unless the Board consents to such participation, and (ii) for a period of one year after the date of the termination of Executive's employment under this Agreement or otherwise, for any reason other than Good Reason (as defined in Section 10(b)), he will not compete with or be engaged in, or Participate In (to the extent such participation could reasonably be expected to have a material adverse effect on any of the DK Companies) any other business or organization which competes with or is engaged in, the same business as the Company, any other DK Company, or any licensee of the DK Companies to which Executive renders services hereunder, with respect to any product or service sold or activity in which the Company, such other DK Company, or licensee engages (a "DK Business"), up to the time of termination of employment in any geographical area in which at the time of termination such DK Business is engaged in by the Company, such other DK Company, or licensee, except that in each case the provisions of this Section 6 will not be deemed breached merely because Executive (a) beneficially owns (i) any publicly-traded debt securities or (ii) not more than 5% of the outstanding common stock of a corporation if, at the time of its acquisition by Executive, such stock is listed on a national securities exchange, is reported on the Automated Quotation System of the National Association of Securities Dealers Inc., or is regularly traded in the over-the-counter market by a member of a national securities exchange, or (b) serves as a director or member of a charitable, religious, or educational organization.

         (b) For purposes of Section 6(a)(i), the term "Participate In" shall mean: "directly or indirectly, for his own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in."

         (c) Executive further agrees that, during the Employment Period and until the first anniversary of the date of the termination of Executive's employment by the Company or any other DK Company under this Agreement (the "Restricted Period"), he will not directly or indirectly, solicit, or endeavor to entice away from the Company or any other DK Company, any of its suppliers, customers, senior level management employees (I.E., employees in a position equivalent or senior to vice president), members of the design staff, licensees, or agents (including in each case, any supplier, customer, senior level management employee, member of the design staff, licensee, or agent of the Company or any other DK Company who held any such position during the one year period prior to the termination of Executive's employment by the Company or any other DK Company under this Agreement). Executive agrees that, during the Restricted Period, he will not directly or indirectly interfere with any relationship, contract, arrangement or understanding between the Company or any other DK Company and any of the persons or entities described in the preceding sentence. During the Restricted Period, Executive will not directly or indirectly employ any person who, at any time up to such termination, was a senior level management employee or a member of the design staff of any of the DK Companies, within a period of one year after such person leaves the employ of any such company.

         (d) Executive agrees that the provisions of this Section 6 are necessary and reasonable to protect the DK Companies in the conduct of their business. If any restriction contained in this Section 6 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, with respect to a particular set of facts, then the parties agree that the court making such determination shall reduce such extent, duration, geographical scope, or other provisions hereof to the extent required to render them valid, legal, and enforceable, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

         7. COPYRIGHTS, INVENTIONS, ETC. Any interest in patents, patent applications, inventions, copyrights, developments, and processes ("Such Inventions") which Executive may develop during the Employment Period relating to the fields in which the DK Companies may then be engaged shall belong to the DK Companies; and forthwith upon request of the DK Companies, Executive shall execute all such assignments and other documents and take all such other action as the DK Companies may reasonably request in order to vest in the DK Companies all his right, title, and interest in and to Such Inventions free and clear of all liens, charges, and encumbrances.

         8. CONFIDENTIAL INFORMATION. All confidential information relating to the business of the Company or any other DK Company or of any customer, supplier, or licensee of the Company or any other DK Company or confidential information relating to Ms. Donna Karan or Mr. Stephan Weiss, which Executive may now possess, may obtain during or after

(during the noncompetition period) the Employment Period, or may create prior to the end of the Employment Period, shall not knowingly be furnished, published, disclosed, or made accessible by him to any other person, firm, or corporation either during or after the termination of his employment or used by him except during the Employment Period in the business and for the benefit of the DK Companies, in each case without the prior written permission of the Company. To the extent required to do so by law, or by order of any governmental or quasi-governmental agency, Executive shall have the right to disclose "confidential information," provided that Executive gives the Company at least 10 days prior written notice (or such lesser time as may be practicable under the circumstances) of his intent to disclose such information in order to provide the DK Companies with a reasonable opportunity to obtain a temporary restraining order, protective order, injunction, or similar relief and that Executive agrees to reasonably assist the DK Companies, at the DK Companies' expense, in obtaining such temporary restraining order, protective order, injunction or similar relief, provided that such assistance shall not unreasonably burden the Executive. Executive shall return all of such confidential information to the DK Companies prior to or on the date of termination of Executive's employment. As used in this Section 8, except as the context otherwise requires, "confidential information" shall mean any information relating to the business of any of the DK Companies, excluding information which is or comes into the public domain through no fault of Executive or which Executive obtains after the termination of his employment by the DK Companies under this Agreement or otherwise from a third party who to the knowledge of Executive has the right to disclose such information.

         9. LIFE INSURANCE. During the Employment Period, the Company shall maintain in force at its expense a life insurance policy (the "Insurance Policy"), which policy shall be payable to Executive's beneficiaries in the amount of $5,000,000. If Executive is determined to be suffering from a congenital defect or other illness or condition which would preclude the Company, after reasonable efforts, from obtaining such $5,000,000 insurance policy at a cost substantially equivalent to the cost of obtaining such insurance for a healthy individual of Executive's age and gender, the Company shall purchase the amount of insurance, if any, that can be purchased at a cost substantially equivalent to the cost of obtaining such insurance for a healthy individual of Executive's age and gender.

         10.  TERMINATION.

              (a) TERMINATION BY THE COMPANY. This Agreement and the Executive's employment shall terminate earlier than as provided in Section 1 hereof as follows:

                   (i) Executive shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder, as set forth in a written determination by (A) a physician who is licensed to practice in the State of New York, mutually selected by the Board and Executive, or (B) if the Board and Executive cannot agree on a physician, a physician selected by the Board who is a chairman of a department of medicine at a university-affiliated hospital in the City of New York, for a period of six consecutive months ("Disability"), then the Company shall have the right to give notice of termination of Executive's services hereunder as of a date (not earlier than 10 days from Executive's receipt of such notice) to be specified in such notice and this Agreement and Executive's employment shall terminate on the date so specified in such notice;

                   (ii) Either (A) Executive shall commit an illegal act or acts, that were intended to and did defraud any DK Company, (B) Executive shall be grossly negligent or engage in willful misconduct or dishonest activities in the discharge of his duties hereunder, or (C) Executive shall breach Section 5, 6(a), 6(b), 6(c), 7, or 8 and, if curable, fail to correct any such breach within 60 days after written notice by the Company to Executive of his commission of the same, specifying the particular act or acts or failure to act that is or are the basis for the decision to so terminate the Executive's employment for Cause, then, and in each such case, the Board shall have the right to terminate Executive's services hereunder for any of the reasons described in Sections 10(a)(ii)(A) through 10(a)(ii)(C) ("Cause") upon thirty (30) days notice in the case of (A) or (B) above or upon the sixty (60) day notice referred to in the case of (C) above. Within thirty (30) days after the aforesaid notice and prior to any such termination, Executive shall be given an opportunity to make a presentation to the Board at a meeting of the Board. Following such meeting, the Board shall determine whether to terminate Executive's services for "Cause" pursuant to this
Section 10(a)(ii) and shall notify Executive of its determination. The Company may suspend the Executive with pay pending such Board meeting without it being deemed Good Reason or a breach hereunder.

                   (iii) Executive shall die, then this Agreement shall terminate on the date of death; or

                   (iv) The Company shall terminate Executive's employment for any reason other than the reasons provided above in clauses (i) and (ii) ("Without Cause"), then the Company shall give Executive not less than three months' written notice of termination of his employment "Without Cause," and this Agreement and Executive's employment shall terminate on the date so specified in such notice.

              (b) TERMINATION BY EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the term "Good Reason" shall mean and shall be deemed to exist if, without the prior written consent or waiver of the Executive, (i) the Executive is assigned duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities associated with his titles or position, as set forth in this Agreement (or which he may receive during the Employment Period), (ii) the Executive's duties or responsibilities are significantly reduced, except with respect to (A) sale of the Beauty Division, and (B) any corporate action initiated or recommended by Executive and approved by the Board, (iii) the Company fails to grant Executive the Options or Special Options required to be recommended to be granted pursuant to Section 3(g) or the Restricted Stock required to be recommended to be granted pursuant to Section 3(h), (iv) the Company fails to perform substantially any material term or provision of this Agreement, (v) the Executive's office location is relocated to one that is more than fifty (50) miles from the location at which the Executive was based immediately prior to the relocation, (iv) the Company fails to obtain the full assumption of this Agreement by a successor entity,
(vii) the Executive is not elected to the Board or is not reelected thereto or is forced to resign therefrom for any reason not constituting Cause, or (viii) either the Performance Bonus Award or the Incentive Bonus Award, as described in Sections 3(b) and 3(c), respectively, is not approved by the stockholders at such time or times as such approval is required; provided however, that Executive first provides written notice to the Board within 60 days of any of the events specified in this Section 10(b)(i-viii) of his intention to terminate specifying the circumstances relating thereto, and the Company fails to cure any such defects, as identified in such notice, within 60 days of receipt of such notice, and Executive reaffirms in writing his election to terminate within 10 business days of expiration of any curative period.

              (c)  SEVERANCE PAYMENTS.

                   (i) In the event of termination pursuant to Section 10(a)(ii), Executive shall receive no severance, and shall be entitled to receive, in lieu of any other payments or benefits, (x) his accrued but unpaid salary at the rate provided in Section 3(a), plus any amounts due but unpaid for any prior completed fiscal year including any Performance Bonus or Incentive Bonus ("Accrued Obligations"), (y) a special payment (the "Special Payment") equal to the product of the ratio of the number of days in the fiscal year prior to his termination to 365 days ("Pro Rata") times his Performance Bonus, if any, for the prior fiscal year, and his accrued Pro Rata Incentive Bonus (if, and to the extent the criteria of the Incentive Bonus Award are satisfied at the end of the fiscal year in which termination takes place) to the date on which
termination shall take effect, and (z) any Reimbursable Expenses.   Any such
Accrued Obligations, Special Payment or other amounts shall be promptly paid in a lump sum in cash, provided, however, the Incentive Bonus shall be paid subsequent to the fiscal year in which it is earned, at the same time and in the same manner as Incentive Bonuses are paid to other executives of the Company for such fiscal year and Accrued Obligations shall be paid in accordance with their terms.

                   (ii) In the event of termination pursuant to Section 10(a)(iii), Executive's estate or beneficiaries, as the case may be, shall be entitled to receive, in lieu of any other payments or benefits, the proceeds from the Insurance Policy, any Accrued Obligations, a Pro Rata Performance Bonus and a Pro Rata Incentive Bonus (based in the case of the

Performance Bonus on $750,000, and, in the case of the Incentive Bonus on the amount of Incentive Bonus that would have been paid for the full fiscal year if he was employed for the full fiscal year), Reimbursable Expenses and, as provided in the grants, all Options and Special Options that are unvested at the date of termination shall, in accordance with their grants, vest, and the restrictions on any Restricted Stock held by Executive shall terminate. Such amounts shall be paid promptly in a lump sum, other than any amount which by its terms is due thereafter, which shall be paid in accordance with its terms.

                   (iii) In the event of termination pursuant to Section 10(a)(iv) or by Executive for Good Reason, Executive shall be entitled to receive in lieu of any other payments or benefits, (a) if prior to June 30, 2002, Accrued Obligations plus the sum of 2.99 times his Base Salary plus two times his total bonus compensation (I.E., Performance Bonus and Incentive Bonus) for the immediately preceding fiscal year (or if termination occurs prior to the end of the 1998 fiscal year, then such total bonus compensation as doubled shall be $1,500,000 ), payable (other than Accrued Obligations, which shall be paid in accordance with their terms) in a lump sum in cash within 30 days after the date of termination, continuation, at the Company's expense, of any group health (which may be provided by payment of COBRA continuation coverage premiums) and life insurance and long-term disability coverage at the level in effect on the Executive's date of termination for a period of eighteen months following such date of termination (or shall receive from the Company the economic equivalent of such coverage in cash), all Options and Special Options that are unvested at the date of termination shall, in accordance with their grants, vest, and the restriction on any Restricted Stock held by Executive shall, in accordance with their grants, terminate or (b) if on or after June 30, 2002, the amounts payable under Section 10(e) as if notice of nonrenewal has been given by the Company and Executive had immediately thereafter terminated employment pursuant to Section 10(e).

                   (iv) If Executive shall voluntarily resign for other than "Good Reason," he shall be entitled only to Accrued Obligations, the Special Payment, Pro Rata Incentive Bonus (if, and to the extent the criteria of the Incentive Award are satisfied at the end of the fiscal year in which termination takes place), and Reimbursable Expenses, through the date of such resignation or termination, and that any such accrued but unpaid salary, Special Payment or other amounts shall be promptly paid in a lump sum in cash (except with respect to the Incentive Bonus which shall be paid subsequent to the fiscal year in which it is earned, at the same time and in the same manner as Incentive Bonuses are paid to other executives of the Company for such fiscal year and Accrued Obligations which shall be paid in accordance with their terms).

                   (v) If the Executive's employment hereunder is terminated as a result of Disability, in lieu of any other payments or benefits other than any such disability benefits he may receive (but subject to Section 10(c)(vi), and Accrued Obligations, he shall be paid a single lump sum in cash within thirty (30) days of the date of his termination in an amount equal to one year's Base Salary. In addition, in accordance with the grants, the nonvested portion of any Options and Special Options held by the Executive on such date shall become vested and exercisable and any restrictions on Restricted Stock held by the Executive shall terminate.

                   (vi) The severance amounts in this Section 10(c) shall be in lieu of any severance policies or payments otherwise applicable to Executive, including those under

Section 11; provided, however, that any payments made to Executive upon termination of this Agreement as a result of the Disability (as defined in Section 10(a)(i)) of Executive shall be reduced by any disability payments and benefits which Executive receives pursuant to any disability plan or policy paid for by the Company (or by Executive if the Company directly or indirectly reimburses the Executive) otherwise applicable to Executive during the one-year period for which the severance compensation is being paid (which benefits for such one-year period Executive shall assign to the Company).

                   (vii) Prior to Executive's receipt of any severance payment under this Section 10(c), Executive shall issue a general release to the Released Parties, as defined on Schedule C, in such form as the Company may reasonably require, which release shall extinguish all actual or potential claims or causes of action he has, may have had, or hereafter may have against the Released Parties; provided, however, that Executive shall not release any indemnification or contribution rights or obligations that he may have under this Agreement or any other agreement or any rights or obligations he may have under this Agreement, unless otherwise agreed to by the parties in writing. The Company shall simultaneously provide a release to Executive in the form MUTATIS MUTANDIS given to the Company by Executive.

              (d) OTHER PAYMENTS UPON TERMINATION. If notice of termination of Executive is given by Executive or the Company, except as otherwise provided in this Agreement, Executive shall continue to receive his Base Salary, bonus payments, and benefits as provided in Section 3 until the date of termination, and shall also be entitled to reimbursement for Reimbursable Expenses as set forth in Section 4.

              (e) COMPANY'S OPTION TO TERMINATE EXECUTIVE AFTER NOTICE OF TERMINATION. The Company, or, if notice is given by the Company, the Executive, may, at any time during the period after notice of termination by Executive or the Company and before the date of termination specified in the notice, given in accordance with either Section 1 or Section 10(a)(iv), as the case may be (the "Notice Period"), elect to terminate this Agreement immediately and Executive's employment hereunder. In such event the Company shall pay Executive (i) his Accrued Obligations, (ii) a lump sum equivalent to the Base Salary payments he would have received for the duration of the Notice Period at the rate provided in Section 3(a), (iii) a lump sum payment equal to the sum of his Performance Bonus and Incentive Bonus, received with respect to the prior fiscal year and
(iv) his Reimbursable Expenses. Such lump sums shall be paid within thirty (30) days after Executive's employment terminates. The foregoing shall be in lieu of any other payment to Executive except as may be provided in any other non severance employee benefit plan in which he participates.

              (f) RESIGNATION OF OFFICES AND DIRECTORSHIPS. Effective upon notice of termination by Executive or the Company, Executive shall be deemed to have resigned as an officer and director, if applicable, of the Company and the other DK Companies, if applicable, and shall execute any documents required by the Company and the DK Companies to evidence the same.

              (g) RETURN OF COMPANY PROPERTY. Upon termination of employment hereunder or otherwise, Executive shall immediately return all property which belongs to the DK Companies.

         11.  MERGER, CHANGE OF CONTROL, ETC.

              (a) In the event of a future disposition of the properties and business of the Company substantially as an entirety by merger, consolidation, sale of assets or otherwise, then the Company may elect:

                   (i) to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving entity; provided that such entity shall assume in writing all of the obligations of the Company hereunder; and provided, further, that the Company (in the event and so long as it remains in existence) shall remain liable for the performance of its obligations hereunder in the event of a breach by the acquiring entity of this Agreement; or

                   (ii) in addition to its other rights of termination, to terminate this Agreement upon at least 90 days' written notice and by paying Executive the sum of three times his Base Salary plus three times his total bonus compensation (I.E., Performance Bonus and Incentive Bonus) for the immediately preceding fiscal year (or if termination occurs prior to the end of the 1998 fiscal year, then such aggregate total bonus compensation as trebled shall be $2,250,000), payable in a single lump sum within 30 days after the date of termination. In addition, (i) as provided in the grants, all Options and Special Options which the Executive then holds which are not vested shall vest and be exercisable immediately, (ii) as provided in the grants, the restrictions on any Restricted Stock held by the Executive shall terminate,
(iii) Executive, at the Company's expense, shall continue to be a participant in any group health (which may be provided by payment of the COBRA continuation coverage premiums) and life insurance and long-term disability plan or program maintained by the Company (or shall receive from the Company the economic equivalent of such coverage in cash) at the level in effect on the Executive's date of termination for a period of eighteen months following his date of termination.

              (b) In the event Executive's employment hereunder is terminated by the Company other than for Cause within 12 months following a change in control, as defined in Section II.E.(a) or II.E.(b) of the Plan (a "Change in Control"), or if Executive terminates his employment for Good Reason within 12 months following a Change in Control, the Company shall pay Executive, upon Executive's execution of a general release of claims in the form attached hereto as Schedule D, in lieu of any other payments or benefits, Accrued Obligations and an amount equal to the sum of three times his Base Salary plus three times his total bonus compensation (I.E., Performance Bonus and Incentive Bonus) for the immediately preceding fiscal year (or if termination occurs prior to the end of the 1998 fiscal year, then such total bonus compensation as trebled shall be $2,250,000), payable in a single lump sum within 30 days after the date of termination. In addition, (i) in accordance with the grants, all Options and Special Options which the Executive then holds which are not vested shall vest and be exercisable immediately, (ii) in accordance with the grants, the restrictions on any Restricted Stock held by the Executive shall terminate,
(iii) Executive, at the Company's expense, shall continue to be a participant in any group health (which may be provided by payment of COBRA continuation coverage premiums) and life insurance and long-term disability plan or program maintained by the Company (or shall receive from the Company the economic equivalent of such coverage in cash) at the level in effect on the Executive's date of termination for a period of eighteen months following his date of termination.

              (c) In the event that the aggregate present value of the Executive's payments under this Agreement, and any plan, program or arrangement maintained by the Company constitutes an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Code), and the excise tax on such payment would cause the net parachute payments (after taking into account federal, state and local income and excise taxes) to which the Executive otherwise would be entitled to be less than what the Executive would have netted (after taking into account federal, state and local taxes) had the present value of his total parachute payments equalled $1.00 less than three times his "base amount" (within the meaning of Section 280G(b)(2)(A) of the Code), his payments hereunder (starting with any lump sum payment) shall be reduced (by the minimum possible amount) so that the aggregate present value equals $1.00 less than three times such base amount. For purposes of this calculation, it shall be assumed that the Executive's tax rate is the maximum marginal federal, state and local income tax rate on earned income, with such maximum federal rate to be computed with regard to Code Section 1(g), if applicable. The determination of the amount of any such reduction shall be made by the Executive in the first instance but in the event the Company disagrees with such determination, the Executive shall select, at the Company's expense, a law firm or accounting firm from among those regularly consulted by the Company in the twelve months preceding the Change in Control regarding federal income tax or employee benefit matters and such law firm or accounting firm shall determine the amount of such reduction and such determination shall be final and binding on the Executive and the Company.

              (d) Any amounts paid pursuant to this Section 11 shall be in lieu of any other severance policies or payments otherwise applicable to Executive, including those under Section 10(c).

         12. SURVIVAL. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement, which by their terms imply survival after the termination of this Agreement because of post employment obligations or rights of one of the parties, shall survive termination of this Agreement and Executive's employment.

         13. SPECIFIC PERFORMANCE. Executive acknowledges that since a breach of the provisions of Sections 6, 7, or 8 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and Executive hereby consents to the issuance of such injunction; provided that the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation of this Agreement has occurred.

         14. ENTIRE AGREEMENT; MODIFICATION. This Agreement and the Schedules hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter and may be modified only by a written instrument duly executed by each party.

         15. NO MITIGATION; NO OFFSET. In the event of Executive's termination of employment, he shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive hereunder on account of any remuneration Executive may obtain from any subsequent employment. Any amounts due Executive hereunder are in the nature of liquidated damages, and not in the nature of a penalty.

         16. LEGAL FEES. The Company shall promptly pay or reimburse the Executive for his reasonable costs of this Agreement, including, specifically, the fees and expenses of his counsel.

         17. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered by hand or overnight courier against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this
Section 17) and (a) in the case of the Company or DKCo., with a copy to the General Counsel of the Company at the address set forth in the preamble to this Agreement (b) and in the case of Executive, with a copy to Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022,
Attention: Arthur F. Woodard, Esq. Notice to the estate or beneficiaries of Executive shall be sufficient if addressed to Executive as provided in this
Section 17. Any notice or other communication under this Agreement shall be deemed given upon receipt, unless such notice or other communication was given by certified mail, in which case it shall be deemed given three days after mailing, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

         18. WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, signed by the party giving such waiver.

         19. BINDING EFFECT. Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Executive's creditors, and any attempt to do any of the foregoing shall be void. Subject to
Section 11, the provisions of this Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and its assigns under Section 11.

         20. NO THIRD PARTY BENEFICIARIES. Other than the DK Companies, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 19).

         21. HEADINGS. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         22. COUNTERPARTS; GOVERNING LAW. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws rules.

         23. ARBITRATION. Any and all disputes or controversies arising out of or relating to this Agreement, other than injunctive relief pursuant to
Section 13, shall be resolved by arbitration at the American Arbitration Association at its New York City offices before a panel of three arbitrators under the then existing rules and regulations of the American Arbitration Association. The parties agree that in any such arbitration, the arbitrators shall not have the power to reform or modify this Agreement in any way and to that extent their powers are so limited. The determination of the arbitrators shall be final and binding on the parties hereto and judgment on it may be entered in any court of competent jurisdiction. Except as required by law, neither the DK Companies nor Executive shall issue any press release or make any statement which is reasonably foreseeable to become public with respect to any arbitration or dispute between the parties without receiving the prior written consent of the other party to the content of such press release or statement.
In the event Executive prevails in such proceedings, as determined by the arbitrators, the Company or any other DK Company shall reimburse Executive for all expenses (including, without limitation, reasonable legal fees and expenses of no more than one law firm at standard hourly rates) incurred by Executive in connection with such proceeding or any other proceeding in which Executive prevails in contesting or defending any claim or controversy arising out of or relating to this Agreement. All such amounts shall be paid promptly, but in any event within ten (10) business days after Executive provides the Company with a statement of such amounts to be recovered. In the event Executive does not prevail in such proceedings, as determined by the arbitrators, each party hereto shall be responsible for their own expenses (including, without limitation, legal fees and expenses) incurred in connection with such proceedings.

         24. D&O INSURANCE. The Company agrees to use its best efforts to obtain a directors and officers liability insurance policy covering the Executive in an amount that is no less than the policy currently in effect for senior executives or, if no such policy exists, a sufficient amount to provide such indemnification, and to maintain such policy during the Employment Period (and for so long thereafter as is practicable in the circumstances, taking into account the availability of such insurance).

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                        DONNA KARAN INTERNATIONAL INC.



                        By:
                           -----------------------------------
                           Name:  Donna Karan
                           Title: Chief Executive Officer


                        THE DONNA KARAN COMPANY

                        By: DONNA KARAN INTERNATIONAL INC.,
                          GENERAL PARTNER



                        By:
                           -----------------------------------
                           Name:  Donna Karan
                           Title: Chief Executive Officer


                        EXECUTIVE


                        --------------------------------------
                             John D. Idol

                                                                    Exhibit 99.2

                                INCENTIVE BONUS AWARD
                                         for
                                     John D. Idol

         -------------------------------         -------------------------
         Net Income Before Income Taxes
                       and                            Amount of Bonus
            Extraordinary Items (IBT)                   (% of IBT)
                  (in millions)
         -------------------------------         -------------------------
              Over           Up To
         --------------  ---------------         -------------------------
              $30.0          $75.0                        2.0%
         --------------  ---------------         -------------------------
              75.0           100.0                        1.5%
         --------------  ---------------         -------------------------
              100.0                                       1.0%
         --------------  ---------------         -------------------------


         (1) Subject to the provisions of this Award, the Chief Executive Officer shall be entitled to receive the Bonus amount for any fiscal year to the extent of IBT in such fiscal year.

         (2) The amount shall be cumulative. For example, if IBT is $90 million, the bonus is two percent (2%) of $45 million plus one and a half percent (1.5%) of the $15 million above $75 million.

         (3) In determining IBT, calculations will be based on GAAP as of the date hereof (ignoring changes therein hereafter). Extraordinary items shall be as defined in the Employment Contract referred to below.

         (4) There shall be no partial payments if minimum targets are not achieved.

         (5)  The bonus will commence for the 1998 fiscal year.

         (6) The maximum amount of Incentive Bonus payable for any fiscal year to the Chief Executive Officer shall be $2,000,000 (prorated for any partial years).

         (7) The Award shall be administered by the Incentive Compensation Sub-Committee of the Board (the "Committee").

         (8) The Award shall be payable for any fiscal year only if the bonus criteria for such fiscal year has been achieved, as calculated by the Company auditor and certified in writing by the Committee, subject to exceptions or pro rata determination in certain limited cases as provided in the Employment Agreement of even date hereto between the Company, the Awardee and The Donna Karan Company.

         (9) This Award shall be subject to stockholder approval at such time or times as required under Code Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

         (10) The Award is intended to comply with the exemption for performance based compensation under Code Section 162(m) and any required provision required therefore shall be deemed part of the Award and the provisions of the Award shall be interpreted and construed in accordance therewith. References herein to Code Section 162(m) shall include the Treasury regulations thereunder.

         (11) This Award shall be deemed to include the applicable provisions of the Employment Contract of even date herewith among the Company, The Donna Karan Company and Executive referring to the Incentive Bonus, including but not limited to Section 3(c) thereof.

                        Acknowledged:

                        DONNA KARAN INTERNATIONAL INC.


                        By:
                           ---------------------------------------
                             Donna Karan
                             Chief Executive Officer

                        THE DONNA KARAN COMPANY

                        By:  DONNA KARAN INTERNATIONAL INC.,
                             GENERAL PARTNER

                             By:
                                -----------------------------------------
                                  Donna Karan
                                  Chief Executive Officer

                        EXECUTIVE

                        -------------------------------------------
                        John D. Idol

                               PERFORMANCE BONUS AWARD
                                         for
                                     John D. Idol

-----------------------------------------------------------------------------------------------------
                                                Goals                                      Award
------------  ---------------------------------------------------------------------------------------
                   (1)
              Income Before                               (3)
               Income Taxes                             Minimum            (4)
                   and                                 Licensing        Licensing           (5)
              Extraordinary          (2)                Revenues         Revenue           Bonus
Fiscal Year   Items ("IBT")       IBT Growth*           ("MLR")          Growth*           Amount
------------  ----------------   ----------------     -------------  ----------------  --------------
------------  ----------------   ----------------     -------------  ----------------  --------------
   1998       $10,000,000         10% increase        $7,000,000     10% increase        $750,000
------------  ----------------    on prior year       -------------  on prior year     --------------
   1999        11,500,000         actual IBT           8,000,000     actual Licensing    $750,000
------------  ----------------                        -------------  Revenue           --------------
   2000        13,250,000                              9,250,000                         $750,000
------------  ----------------                        -------------                    --------------
   2001        15,250,000                             10,500,000                         $750,000
------------  ----------------                        -------------                    --------------
Thereafter      10% per                                 10% per                          $750,000
              fiscal year                             fiscal year                        per year
-----------------------------------------------------------------------------------------------------

         (1) Subject to the provisions of this Award, the Chief Executive Officer shall be entitled to receive the Bonus amount set forth in column (5) for any fiscal year if any of the targets in columns (1) through (4) are attained for such fiscal year.

         (2) Additionally, any amounts attained in excess of the target(s) set forth for any given fiscal year may be applied to the target(s) for the next succeeding fiscal year or years. For example, if IBT for fiscal 1998 is $22,000,000, then $12,000,000 will be applied toward the fiscal 1999 target and such target will be deemed achieved if IBT for such year is equal to or greater than ($500,000), with any unused 1998 and 1999 IBT carried forward for application in fiscal year 2000 .

         (3) Further, if a target is not attained in a particular fiscal year ending during the Employment Period, attainment of such target in a subsequent fiscal year on a cumulative basis shall result in the Bonus Amount being deemed earned for such prior and current fiscal years. For example, if MLR in fiscal 1998 is $6,000,000, no Bonus Amount is deemed earned in fiscal 1998. However, if MLR in fiscal 1999 is $9,000,000 then the Bonus Amount for fiscal 1999 will be deemed earned and the excess $1,000,000 over the target for fiscal 1999 will be applied to fiscal 1998 and, hence, that too will be deemed earned (with payment of the Bonus

Amount for both fiscal years to be received at the time of payment of the Bonus Amount for fiscal 1999).

         (4) IBT Growth and Licensing Revenue Growth targets shall be based on actual IBT or Licensing Revenues, as the case may be, of the prior fiscal year. For example, if actual IBT or Licensing Revenues, as the case may be, for fiscal 1998 is $6,000,000, and actual IBT or Licensing Revenues, as the case may be, for fiscal 1999 is $6,600,000, the Bonus Amount for fiscal 1999 will be deemed earned.

         (5) In determining IBT, IBT Growth, MLR or Licensing Revenue Growth, calculations will be based on GAAP as of the date hereof (ignoring changes therein hereafter). Extraordinary items shall be as defined in the Employment Contract referred to below.

         (6)  There shall  be no partial payments if targets are not achieved.

         (7)  The bonus will commence for the 1998 fiscal year.

         (8) The maximum amount of Performance Bonus payable for any fiscal year to the Chief Executive Officer shall be $750,000 (prorated for any partial years) plus any amount not earned in prior years with regard to the award, provided that the maximum amount payable for any fiscal year to the Executive shall be $3,000,000.

         (9) The Award shall be administered by the Incentive Compensation Sub-Committee of the Board (the "Committee").

         (10) The Award shall be payable for any fiscal year only if the bonus criteria for such fiscal year has been achieved, as calculated by the Company auditor and certified in writing by the Committee, subject to exceptions or pro rata determination in certain limited cases as provided in the Employment Agreement of even date hereto between the Company, the Awardee and The Donna Karan Company.

         (11) This Award shall be subject to stockholder approval at such time or times as required under Code Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

         (12) The Award is intended to comply with the exemption for performance based compensation under Code Section 162(m). References herein to Code Section 162(m) shall include the Treasury regulations thereunder and any required provision required therefore shall be deemed part of the Award and the provisions of the Award shall be interpreted and construed in accordance therewith.

         (13) This Award shall be deemed to include the applicable provisions of the Employment Contract of even date herewith among the Company, The Donna Karan Company and Executive referring to the Incentive Bonus, including but not limited to Section 3(c) thereof.


                        Acknowledged:

                        DONNA KARAN INTERNATIONAL INC.


                        By:
                           ----------------------------------
                             Donna Karan
                             Chief Executive Officer

                        THE DONNA KARAN COMPANY

                        By:  DONNA KARAN INTERNATIONAL INC.,
                             GENERAL PARTNER

                             By:
                                -------------------------------------
                                  Donna Karan
                                  Chief Executive Officer


                        EXECUTIVE


                        --------------------------------------
                        John D. Idol